Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Number 33-14615 and Form S-8 Number 333-102808) pertaining to the Hormel Foods Corporation Tax Deferred Investment Plan A of our report dated May 22, 2025, with respect to the financial statements and schedules of the Hormel Foods Corporation Tax Deferred Investment Plan A included in this Annual Report (Form 11-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 22, 2025